Exhibit 99.1

Ignyta Announces Third Quarter 2017

Company Highlights and Financial Results

November 7, 2017, 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced company highlights and financial results for the third quarter ended September 30, 2017. The company is issuing this press release in lieu of conducting a conference call.

“We are pleased with the continued development and regulatory progress of our lead product candidate, entrectinib—an investigational, CNS-active, potent, and selective tyrosine kinase inhibitor being developed for tumors that harbor TRK or ROS1 fusions—as we approach the expected submission of two NDAs and a PMA in 2018.” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “In addition, during the quarter we continued to advance our pipeline of precision medicines targeted at the molecular and immunological drivers of cancer, and we strengthened our balance sheet through an equity offering that provides us with additional resources to continue developing meaningful new cancer therapies for patients.”

Company Highlights

Entrectinib

Regulatory Updates: Orphan Drug Designation and PRIME

In July 2017, we announced that FDA granted orphan drug designation to entrectinib for “treatment of NTRK fusion-positive solid tumors.”

In October 2017, we announced that the European Medicines Agency (EMA) granted Priority Medicines (PRIME) designation for entrectinib in the treatment of NTRK fusion-positive, locally advanced or metastatic solid tumours in adult and paediatric patients who have either progressed following prior therapies or who have no acceptable standard therapy. Entrectinib is the only TRK inhibitor to have been granted PRIME designation, which is analogous to the Breakthrough Therapy Designation from the U.S. FDA that entrectinib received earlier in 2017.

Development and Clinical Data Updates Towards Dual TRK and ROS1 NDA Submissions

In September 2017, we announced completion of enrollment of the efficacy data sets for both the TRK tissue-agnostic (i.e., fusion-positive solid tumor) cohort and the ROS1 NSCLC cohort to support dual NDA submissions in 2018.

In October 2017, at the WCLC, we announced updated interim results from our clinical trials, including the STARTRK-2 trial, of entrectinib. In this interim analysis (based upon an enrollment cut-off of December 31, 2016 and data cut-off of September 13, 2017):

•	Entrectinib demonstrated a 78% confirmed objective response rate (ORR; by Investigator; 95% CI: 60.0, 90.7) and a 69% confirmed ORR (by Blinded Independent Central Review, or BICR; 95% CI: 50.0, 83.9) in 32 patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) that harbored ROS1 fusions;

•	Entrectinib demonstrated compelling durability in these patients, with a median duration of response (mDOR) of 28.6 months (by BICR; 95% CI: 6.8, 34.8; median follow-up of 12.9 months) and a median progression-free survival (mPFS) of 29.6 months (by BICR; 95% CI: 7.7, 36.6; median follow-up of 8.5 months); and

•	Of the patients evaluated, 11 had CNS metastases at baseline as assessed by investigator, and 83% (5 out of 6; by BICR) of the patients with BICR-confirmed measurable CNS metastases at presentation had confirmed intracranial RECIST responses to treatment with entrectinib.

Entrectinib remained well tolerated, with more than 200 patients treated at the recommended Phase 2 dose, with mostly Grade 1-2 reversible treatment-related adverse events. The program is tracking towards dual NDA submissions in TRK and ROS1 in 2018, if supported by clinical data, with an anticipated U.S. commercial launch in both indications in 2019.

RXDX-105

In September 2017, at the ESMO conference, we announced new Phase 1b clinical data on RXDX-105—an investigational, VEGFR-sparing, potent RET inhibitor—in which a preliminary ORR of 75 percent was observed in patients with non-KIF5B-RET fusions, with six of eight patients achieving a confirmed partial response. In contrast, those with KIF5B-RET fusions (14 patients) did not demonstrate RECIST responses. RXDX-105 continued to be well tolerated, with the most common treatment-related adverse events being Grade 1 or 2 and reversible with dose modifications. The most common Grade 3 treatment-related adverse events (> 5%) were rash (10%), hypophosphatemia (7%) and elevated ALT (7%).

RXDX-106

In October 2017, at the AACR Tumor Immunology and Immunotherapy meeting, we presented new data highlighting the immuno-oncological efficacy of RXDX-106—a novel immunomodulatory agent with potent anti-tumor activity, alone and in combination with checkpoint inhibitors, that in preclinical models has demonstrated immunomodulatory effects in the tumor microenvironment (TME) through TYRO3, AXL, and MER (TAM) receptor tyrosine kinase (RTK) inhibition. The data presented demonstrated immune-mediated, single-agent anti-tumor activity of RXDX-106 in multiple tumor models. The anti-tumor effect was further enhanced by combination therapy with immune checkpoint inhibitors, potentially by reversing immunosuppression of innate immunity in the TME. The data also suggested that RXDX-106 has a novel mechanism of enhancing overall immune function by activating both innate and adaptive immunity, as observed by treatment-mediated changes in relevant cytokine levels and immune cell biomarkers, and regulating cross-talk between immune and cancer cells. These promising early findings support further development of RXDX-106 to potentially treat a wide variety of cancers.

Financing Transaction

In October 2017, the company raised aggregate gross proceeds of $160.0 million after issuing 10.0 million shares of its common stock in an underwritten public offering at a price to the public of $16.00 per share.

Third Quarter 2017 Financial Results

For the third quarter of 2017, net loss was $28.6 million, or $0.51 per share, compared with $23.3 million, or $0.56 per share, for the third quarter of 2016.

Ignyta did not record any revenue for the third quarter of 2017 or for the third quarter of 2016.

Research and development expenses for the third quarter of 2017 were $21.7 million, compared with $16.6 million for the third quarter of 2016. This increase was due to an increase in external clinical development costs and the chemistry, manufacturing and control costs associated with entrectinib and our other product candidates, and increased facilities costs of $1.1 million due to the expansion of our leased facilities space.

General and administrative expenses for the third quarter of 2017 were $6.5 million, compared with $6.1 million for the third quarter of 2016. This increase was due to an increase in our facilities costs, as described above, and an increase in outside services expenses, due to an increase in pre-launch commercial activities, which was partially offset by a reduction in depreciation expense.

At September 30, 2017, we had cash, cash equivalents and available-for-sale securities totaling $144.8 million—which does not include the $150 million of net proceeds from the October financing—and current and long-term debt of $32.0 million. At December 31, 2016, we had cash, cash equivalents and available-for-sale securities totaling $133.0 million and current and long-term debt of $32.0 million.

About Ignyta, Inc.

Blazing a New Future for Patients with CancerTM

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular and immunological drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with rare cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the clinical and/or non-clinical data or plans underlying entrectinib or any of our other development programs, references to the development of, and potential timing of regulatory submissions and commercialization for entrectinib and our other product candidates, the potential efficacy of entrectinib and our other product candidates, the potential advantages and first-in-class or best-in-class nature of these drug programs, the impact of entrectinib’s orphan drug designation on Ignyta’s interactions with FDA, and the potential for Ignyta to establish a leadership position in oncology personalized medicine and provide benefit to cancer patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$21,669	$16,626	$77,887	$56,425
General and administrative	6,541	6,145	17,606	16,871

Total operating expenses and loss from operations	(28,210)	(22,771)	(95,493)	(73,296)

Other income (expense):
Interest expense	(853)	(814)	(2,494)	(2,404)
Other income (expense)	460	296	946	966
Loss from debt extinguishment	—	—	—	(696)

Total other expense, net	(393)	(518)	(1,548)	(2,134)

Net loss	$(28,603)	$(23,289)	$(97,041)	$(75,430)

Net loss per common share:
Net loss per share - basic and diluted	$(0.51)	$(0.56)	$(1.96)	$(2.02)

Weighted average shares - basic and diluted	56,258	41,652	49,403	37,413

IGNYTA, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Cash and cash equivalents	$29,565	$24,340
Short-term investment securities	115,244	83,637
Other current assets	3,862	3,873

Total current assets	148,671	111,850
Long-term investment securities	—	24,983
Property and equipment, net	4,382	6,270
Other long-term assets	1,312	1,811

Total assets	$154,365	$144,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$17,575	$13,510
Obligation due to licensor	3,804	—
Accrued compensation and benefits	3,119	4,007

Total current liabilities	24,498	17,517
Term debt, net	29,994	29,517
Other long-term liabilities	11,859	3,110

Total liabilities	66,351	50,144
Total stockholders’ equity	88,014	94,770

Total liabilities and stockholders’ equity	$154,365	$144,914